Exhibit 10.73

201• - 201• Laureate Executive Cash Long Term Bonus Plan

Summary for Participants

Purpose

The Long Term Bonus Plan (the “LTB”) is a performance-based incentive plan designed to maximize results in financial and business areas critical to the Company’s success during the two-year period beginning January 1, 201• and ending December 31, 201•.  Performance Awards will be earned if the Company achieves or exceeds pre-determined goals based on the criteria described below, and if the participant continues to be employed through the date that the Performance Award is paid.

The 201•-201• LTB is a one-time incentive, and is not intended to be a recurrent plan.  It is intended to provide appropriate liquidity in a private company environment to key personnel.

Eligibility

The Compensation Committee of the Laureate Board of Directors approved your participation in this special LTB.

Incentive Bonus

You can earn 100% of the awards set forth below if targeted EBITDA results are attained by Laureate Education, Inc., and you continue your employment with Laureate through the time that the Performance Awards are paid (approximately March 15, 201• and March 15, 201•).  The target represents times your annual salary (      USD) as of January 1, 201•.

201• LTB Performance Award (50% of Total)	201• LTB Performance Award (50% of Total)
USD	USD

Summary

You will receive special performance cash awards if the Company meets or exceeds 98% of the 201• and/or 201• performance criteria targets set forth below.

201• EBITDA Target — Performance Award

Performance Criteria	201• EBITDA Target	% of 201• EBITDA Needed to Receive 201• LTB Performance Award	201• Target for EBITDA	% of Total Performance Award Target
(Company) EBITDA	USD	98%	USD	50%

201• EBITDA Target — Performance Award

Performance Criteria	201• EBITDA Target	% of 201• EBITDA Needed to Receive 201• LTB Performance Award	201• Target for EBITDA	% of Total Performance Award Target
(Company) EBITDA	USD	98%	USD	50%

1.              If at least 98% of the Laureate EBITDA targets are achieved in 201• and/or 201•, the entire portion of the Performance Award for that year will be paid.

2.              If Laureate EBITDA goals are missed in 201• but met or exceeded in 201•, you will be eligible to receive the entire award following 201•.

The 201• EBITDA Target is based on the Laureate 201• budget and the 201• EBITDA Target is based on the Laureate 201• Long Range Plan, each in the form approved by Laureate’s Board of Directors.

* EBITDA is defined as Earnings Before Interest and Taxes, Depreciation and Amortization for Laureate, as applicable (EBITDA), subject to certain adjustments, as described below.  Company EBITDA will be calculated at the end of each fiscal year on an Fx neutral basis, subject to adjustments that the Compensation Committee deems to be unusual or non-recurring in nature, including but not limited to FAS 5 charges/releases, restructuring expenses, business interruption expenses, and charges/gains on discontinued operations.

Timing of Performance Award Payments; Continuous Employment

Performance Award, if paid at all, will be paid as soon as administratively practicable after the end of the applicable LTB performance period (i.e. December 31, 201• is the ending performance date of the 201• Performance Period; December 31, 201• is the ending performance date for 201•).  Payments should be made on or before March 15 of the calendar year following the applicable performance period, unless administratively impractical to do so.  Under no circumstances will a Performance Award payment be made prior to the Company’s issuance of unqualified audited financial statements for the fiscal years applicable to the LTB award and the administrator’s determination that the Performance Criteria has been achieved.

To be eligible for an LTB award, you must have been actively employed by Laureate Education, Inc. or any of its subsidiaries from the date you became eligible through and including the date the applicable LTB performance award is paid.

Additional Information

Nothing in this Summary shall in any way limit the ability of the Company, in its sole discretion, to pay any individual or group of individuals a discretionary bonus award in addition to any payment made under the LTB.

The LTB may be amended, revised, replaced, or terminated at any time unilaterally by the Company.  The Company reserves the right to interpret and implement the terms of this LTB in its sole discretion.

Incentive targets may be adjusted by the Company at its sole discretion for any reason during the course of the LTB Performance Period, including but not limited to changes in business conditions.

The LTB is governed by the laws of Maryland.

Nothing herein guarantees to you the right to continued employment with Laureate Education, Inc. or any of its subsidiaries.

Acknowledgment

In order to be eligible to receive a payment under this LTB, you must review the content of this form, read the statement below, sign this form and return it to the Corporate Human Resources Department.

I,        ,       , Laureate Education, Inc., acknowledge that I have received, read, and understand this document reviewing the details of the 201• - 201• Laureate Executive Cash Long Term Bonus Plan.

Name	Date

Please sign and date this document, and return it to the Corporate Human Resources Department within 30 days of your receipt.  If you fail to do this, this document will be null and void after the 30th day.